UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AKARI THERAPEUTICS, PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

New York office:
24 West 40th Street, 8th Fl
New York, NY, 10018
Tel: +1-646-350-0702
Fax: +1-646-843-9352

London office:
75/76 Wimpole Street
London W1G 9RT
Tel: +44 (0) 20 8004 0270
Fax: +44 (0) 20 3318 3004

Notice of 2016 annual general meeting of the company to be held on 29 June 2016

Dear Shareholder,

You are cordially invited to attend the annual general meeting (the ''Annual General Meeting'') of the shareholders of Akari Therapeutics, Plc, (''Akari'' or the ''Company''), to be held at 2:00 p.m., local time, on June 29, 2016, at Marcus Beck Library, Royal Society of Medicine, 1 Wimpole Street, London, W1G 0AE. Attached to this letter you will find the Proxy Statement with the formal notice of the resolutions and proxy form for the meeting.

In September, 2015, we announced the Company's completion of its acquisition of Volution Immuno Pharmaceuticals SA, a $75 million private placement led by Deerfield, and including Venrock, Vivo Capital, Foresite Capital, New Enterprise Associates, QVT Financial, RA Capital Management and certain other institutional investors, which valued the combined entity at $150 million on a fully-diluted basis prior to the completion of the private placement, and the change of Company name to Akari Therapeutics, Plc.

Akari is dedicated to the development and commercialization of life-transforming treatments for a range of rare and orphan autoimmune and inflammatory diseases caused by dysregulation of complement C5, including paroxysmal nocturnal hemoglobinuria (PNH) and atypical Hemolytic Uremic Syndrome (aHUS). Coversin, our lead product in development, is a second-generation and potentially best-in-class complement inhibitor that acts on complement component-C5.

2016 started off on a positive note with the announcement of the first successful administration of Coversin to a patient with PNH followed, recently, by the FDA's notification that it has granted Akari's orphan-drug designation request for Coversin for treatment of Guillain-Barre syndrome ("GBS"). If marketing approval for this indication is granted following clinical trials, Coversin for the treatment of GBS will enjoy a seven-year market exclusivity from the date of marketing approval. In the interim and as a result of this designation, Akari will enjoy certain tax credits, exemption from filing fees and assistance in the drug development process. We look forward to additional announcements during 2016 as we advance Coversin into Phase II trials.

In closing, we want to acknowledge the hard work and dedication of our employees and our board as we execute our clinical programs. We look forward to a productive 2016, and are appreciative of our shareholders' continued interest and support.

Recommendation

Akari Therapeutics, Plc - Registered office: 42-50 Hersham Road, Walton-On-Thames, Surrey, KT12 1RZ Registered in England No. 05252842

New York office: 24 West 40th Street, 8th FI New York, NY, 10018 Tel: +1-646-350-0702 Fax: +1-646-843-9352 London office: 75/76 Wimpole Street London W1G 9RT Tel: +44 (0) 2080040270 Fax: +44 (0) 2033183004 The Directors of the Company believe that all the proposals to be considered at the Annual General Meeting are in the best interests of the Company and are most likely to promote the success of the Company for the benefit of its members as a whole. The Directors unanimously recommend that you vote in favour of all the proposed resolutions. Whether or not you expect to attend the Annual General Meeting, please vote within the time allotted and using one of the methods specified in the attached proxy form. Your vote is important. Holders of Ordinary Shares may still vote in person if they attend the meeting even if they have voted by proxy. If a poll is demanded at the Annual General Meeting, instructions on voting will be given to those holders of Ordinary Shares in attendance at the Annual General Meeting who previously voted by proxy. You will also find the Notice, Accounts and Form of Proxy on our website http://www.akaritx.com/corporate-governance/. If you have any questions, please contact either Gur Roshwalb, our Chief Executive Officer, or Robert Shaw, our General Counsel and Secretary by email toinfo@akaritx.com. Yours sincerely, Raymond Prudo, MD Executive Chairman of the Board ~hwalb'MD Chief Executive Officer Akari Therapeutics, Pic - Registered office: 42-50 Hersham Road, Walton-On-Thames, Surrey, KT12 lRZ Registered in England No. 05252842